Exhibit 99.1

Syra Health Delivers its First Profitable Quarter in Q1 2026, Expands Margins and Strengthens Financial Position

●	Syra Health delivered its first-ever profitable quarter in Q1 2026, with net income of approximately $241,000, representing a substantial 151% increase over the year-ago period

●	Q1 2026 EPS grew to $0.02 per share versus ($0.04) in Q1 2025

●	Gross Margin rose to 42.7%, up 11 percentage points year-over-year

●	Total revenue increased to $2.3 million, up 22% when compared to the prior year period

Carmel, Ind., May 7, 2026 / PRNewswire – Syra Health Corp. (OTCQB: SYRA) (“Syra Health” or the “Company”), an integrated healthcare solutions company powering better health outcomes through prevention-focused, accessible, and affordable solutions, announced today its financial results for the first quarter ended March 31, 2026.

Q1 2026 Financial Highlights

Syra Health achieved profitability in Q1 2026, with net income of $240,979, compared to a net loss of $(472,265) in the prior year period, an improvement of approximately $713,000.

●	Total revenue of $2.3 million for the quarter ended March 31, 2026 was up 22% compared to $1.9 million year-over-year.

○	Revenue was led by the Company’s continued expansion of its population health solutions to $1.8 million when compared to $1.2 million in Q1 2025 and $1.3 million in Q4 2025.

●	Gross margin expanded 11 percentage points to 42.7%, up from 31.7% in Q1 2025.

●	Cash on hand grew to $2.9 million and no long-term debt as of March 31, 2026.

2026 Financial Outlook

●	Certain revenue recognition, timing, and contract milestones contributed to the quarter’s strong performance. Syra Health expects quarterly variability typical of milestone-based contracts, while remaining on track for full-year profitability.

Recent Operational Highlights

●	The Shelby County Health Department contract has been renewed for a second consecutive term, reflecting continued confidence in Syra Health’s public health expertise. The second renewal reinforces the strength of Syra Health’s long-term partnership with Shelby County and highlights sustained demand for its advanced data analytics solutions.

●	Syra Health launched a comprehensive site visit program for an existing national managed care organization (MCO) customer serving hundreds of thousands of members, hiring, training, and deploying site inspectors to help the MCO certify and recertify providers in compliance with Medicaid requirements as efficiently as possible.

●	A Midwestern university renewed its contract with the Company to continue training behavioral health professionals, further strengthening its role in addressing the national behavioral health workforce shortage

●	Syra Health has reimagined Syrenity, its mental and behavioral health solution for a broader market, including health plans, health systems, and large employers. The enhanced solution features risk stratification, personalized care plans, and better care coordination to improve health outcomes, with integrated dashboards to highlight results. These capabilities will be further strengthened through partnerships, positioning Syrenity as a fully integrated solution for behavioral health management across the health ecosystem.

●	Syra Health was recognized with Innovation of the Year honors at TechPoint’s annual Mira Awards. TechPoint is the industry-led growth initiative for Indiana’s digital economy, and its Mira Awards celebrate excellence and innovation in technology. Syra Health was honored for SyraBot, its HIPAA and ADA-compliant, AI-backed chatbot designed specifically for healthcare, which TechPoint described as “potentially revolutionary,” citing the Company’s commitment to building compliant, accessible, and impactful digital health solutions. Syra Health’s Syrenity platform was also recognized with the BioCrossroads Life Sciences Innovation Award, honoring the Company’s HIPAA-compliant platforms and their potential to transform behavioral health care delivery. These recognitions validate Syra Health’s approach to innovation and position the Company as a leader in healthcare solutions.

Management Commentary

Greg Alexander, CEO of Syra Health, said, “Q1 2026 represents a major milestone for Syra Health as we achieved our first profitable quarter, reflecting the growing strength of our business. This performance was driven by year-over-year revenue growth, significant gross margin expansion, and positive net income and earnings per share. Our population health solutions continue to be a powerful growth engine for us, validating our prevention-focused mission. Ongoing contract renewals and expansions with existing customers further reinforce the value of our offerings, providing strong revenue visibility and signaling long-term customer confidence, an important indicator of stability and sustainable growth for investors. While quarterly results may vary due to contract timing and milestone recognition, we remain confident in our profitability trajectory by year-end, as the fundamentals driving our business— expanding partnerships, growing demand for accessible, affordable, and prevention-focused healthcare solutions, and disciplined execution— remain firmly intact.”

Q1 2026 Financial Results

Revenue for the first quarter of 2026 was $2.3 million, an increase of 22% compared to $1.9 million in the first quarter of 2025. Strong growth was driven by the Company’s high-margin population health solutions, which grew 46% year-over-year to $1.8 million from $1.2 million. Healthcare workforce solutions decreased, as expected, to approximately $513,000 from $655,000 in the prior period, as the Company strategically prioritizes higher-margin solutions. We expanded our gross profit margin by 11 percentage points to 42.7% compared with 31.7% in the prior year period, due to a revenue mix shift toward higher-margin solutions and improved operating leverage in Population Health.

Operating expenses declined across all major categories, reflecting disciplined cost management and improved operational efficiency. Salaries and benefits decreased 27% from $507,207 in Q1 2025 to $372,109 in Q1 2026. Professional services fell 16% to $187,141 in Q1 2026 from $224,026 in the prior year period. SG&A was reduced by 26% to $213,047 in Q1 2026 when compared to $287,287 in Q1 2025. Research and development expenses declined significantly by 81% to $6,921 for the first quarter of 2026 from $37,173 in the first quarter of 2025. Depreciation declined 85% to $1,054 from $6,797 in the year-ago period.

Adjusted EBITDA for the first quarter of 2026 was $244,495, a material improvement when compared to ($462,239) in the prior year.

SYRA HEALTH CORP.

BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,922,318	$1,614,733
Accounts receivable, net	869,132	918,374
Other current assets	136,077	205,423
Total current assets	3,927,527	2,738,530

Property and equipment, net	5,932	6,986
Right-of-use asset	11,060	27,401

Total assets	$3,944,519	$2,772,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$366,422	$247,520
Accounts payable, related party	98,500	72,000
Accrued expenses	293,486	194,821
Deferred revenue	750,524	16,611
Current portion of operating lease liability, related party	11,060	27,401
Notes payable	62,026	116,386
Total current liabilities	1,582,018	674,739

Non-current portion of operating lease liability, related party	-	-

Total liabilities	1,582,018	674,739

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 11,339,169 shares issued and outstanding	11,339	11,339
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 600,000 shares issued and outstanding	600	600
Additional paid-in capital	11,830,109	11,806,765
Accumulated deficit	(9,479,547)	(9,720,526)
Total stockholders’ equity	2,362,501	2,098,178

Total liabilities and stockholders’ equity	$3,944,519	$2,772,917

SYRA HEALTH CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31, 2026	March 31, 2025

Net revenues	$2,273,520	$1,857,774
Cost of services	1,302,265	1,268,618
Gross profit	971,255	589,156

Operating expenses:
Salaries and benefits	372,109	507,207
Professional services	187,141	224,026
Research and development expenses	6,921	37,173
Selling, general and administrative expenses	213,047	287,287
Depreciation	1,054	6,797
Total operating expenses	780,272	1,062,490

Operating income (loss)	190,983	(473,334)

Other income (expense):
Interest income	52,458	4,298
Interest expense	(2,462)	(3,229)
Total other income (expense)	49,996	1,069

Net income (loss)	$240,979	$(472,265)

Weighted average common shares outstanding - basic	11,939,169	11,587,058
Net income (loss) per common share - basic	$0.02	$(0.04)

Weighted average common shares outstanding - diluted	12,781,487	11,587,058
Net income (loss) per common share - diluted	$0.02	$(0.04)

SYRA HEALTH CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$240,979	$(472,265)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,054	6,797
Common stock issued for services	-	2,586
Stock-based compensation	23,344	32,944
Changes in operating assets and liabilities:
Accounts receivable	49,242	(265,029)
Other current assets	69,346	65,775
Right-of-use asset	16,341	244,419
Accounts payable	118,902	223,337
Accounts payable, related party	26,500	-
Deferred revenue	733,913	582,602
Accrued expenses	98,665	(18,516)
Operating lease liability	(16,341)	(244,419)
Net cash provided by operating activities	1,361,945	158,231

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	-
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	-	14,800
Repayments on notes payable	(54,360)	(77,851)
Net cash used in financing activities	(54,360)	(63,051)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,307,585	95,180
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,614,733	2,395,405
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,922,318	$2,490,585

SUPPLEMENTAL INFORMATION:
Interest paid	$2,462	$3,229
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of Class B common stock to Class A common stock	$-	$2,333

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

Syra Health Corp EBITDA

	Quarter ended
	March 31, 2026	March 31, 2025

Net Income (Loss)	$240,979	$(472,265)
Interest expense	2,462	3,229
Depreciation expense	1,054	6,797
Taxes	-	-
Earnings before Interest, Taxes, Depreciation and Amortization	$244,495	$(462,239)

About Syra Health

Syra Health is an integrated healthcare solutions company serving government and commercial healthcare organizations with innovative solutions designed to improve health outcomes. We specialize in healthcare prevention, expanding access, and delivering affordable solutions. Our healthcare analytics capabilities provide proactive, actionable insights and data-driven intelligence, and our HIPAA-compliant and fully accessible digital health solutions enable measurable health outcomes in highly regulated healthcare environments. Through training and education, we help healthcare organizations reduce costs and deliver consistent, high-quality care.

Discover our healthcare solutions at www.syrahealth.com and follow the Company on LinkedIn.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Christine Drury

IR/PR Director

Syra Health

463-345-5180